As filed with the Securities and Exchange Commission on August 14, 2017
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TIPTREE INC.
(Exact name of Registrant as specified in its charter)

Maryland	38-3754322
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
780 Third Avenue, 21st Floor
New York, New York 10017
(212) 446-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)__________________________________________________________

Neil C. Rifkind, Esq.
Vice President, General Counsel and Secretary
Tiptree Inc., 780 Third Avenue, 21st Floor, New York, New York 10017
(212) 446-1400
(212) 446-1409—Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________________
Copies to:
Michael R. Littenberg, Esq.
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
(212) 596-9160
(212) 596-9090—Facsimile
__________________________________________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective, as determined by the selling stockholders.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, par value $0.001 per share	756,046 shares	$6.65	$5,027,706	$583

(1)
Represents shares of the Registrant’s Class A common stock registered for resale by selling stockholders. All of the shares to be registered hereunder were outstanding prior to the filing of this Registration Statement. This registration statement also relates to an indeterminate number of shares of the Registrant’s Class A common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the Registrant’s common stock as reported on NASDAQ on August 7, 2017 in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated AUGUST 14, 2017
PROSPECTUS
756,046 shares
Class A Common Stock
par value $0.001 per share

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of up to 756,046 shares, which we refer to as the “Shares”, of our Class A common stock held by them. We will not receive any of the proceeds from the sale of the Shares.
The selling stockholders may sell the Shares from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.” We cannot assure you that the selling stockholders will sell all or any portion of the Shares offered under this prospectus. The prices at which the selling stockholders may sell the Shares will be determined by the prevailing market price for the shares or in negotiated transactions.
You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” sections of this prospectus for information about us and our financial statements.
Our Class A common stock is traded on the Nasdaq Capital Market under the symbol “TIPT.” On                        , 2017, the last reported sale price of our Class A common stock was $ per share.
Investing in our Class A common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 4 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before deciding whether to invest in our Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                             , 2017

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. The information contained in or incorporated by reference into this prospectus is accurate as of the date on the front cover of this prospectus, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

i

PROSPECTUS SUMMARY
This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should invest in our Class A common stock. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus, including our consolidated financial statements and the notes thereto incorporated herein by reference and the matters discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case appealing elsewhere in this prospectus or in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 incorporated herein by reference.
References in this prospectus to “Tiptree,” the “Company,” “we,” “us” and “our” refer to Tiptree Inc. and its consolidated subsidiaries.
Our Business
Tiptree is a holding company focused on enhancing shareholder value by generating consistent and growing earnings at our operating companies. Our consolidated subsidiaries are currently engaged in the following businesses - specialty insurance, asset management, senior living and specialty finance. We selectively manage our specialty insurance segment investments across multiple asset classes, sectors and geographies, which we believe distinguishes us from many other insurance companies. We evaluate our performance primarily by the comparison of our shareholder’s long-term total return on capital, as measured by Adjusted EBITDA and growth in book value per share plus dividends paid. We currently have four reporting segments: specialty insurance, asset management, senior living, and specialty finance. Corporate and other primarily contains corporate expenses not allocated to the operating businesses.

Risks Affecting Our Business
Investing in our common stock involves a high degree of risk. You should consider carefully the risks described in “Risk Factors” appearing elsewhere in this prospectus or in our Annual Report on Form 10-K for the year ended December 31, 2016 before making a decision to invest in our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the principal risks that we face.

•	We operate in highly competitive markets for business opportunities and personnel, which could impede our growth and negatively impact our results of operations.

•
Acquisitions may have unforeseen operating difficulties and may require greater than expected financial and other resources and we may fail to successfully integrate the businesses we acquire which would have an adverse effect on our business results of operation and financial condition.

•	The amount of statutory capital and reserve requirements applicable to our insurance subsidiaries can increase due to factors outside of our control.

•
Our insurance subsidiaries’ actual claims losses may exceed their reserves for claims, which may require them to establish additional reserves that may materially and adversely affect their business, results of operations and financial condition.

•
We may need to raise additional capital in the future or may need to refinance existing indebtedness, but there is no assurance that such capital will be available on a timely basis, on acceptable terms or at all.

•
Our information systems may fail or their security may be compromised, which could damage our specialty insurance business and materially and adversely affect our results of operations and financial condition.

•
We operate our specialty insurance segment through Fortegra Financial Corporation (“Fortegra”), an insurance holding company which is dependent on independent financial institutions, lenders and retailers for distribution of its products and services, and the loss of these distribution sources, or their failure to sell Fortegra’s products and services could materially and adversely affect its business, results of operations and financial condition.

•	Fortegra may lose clients or business as a result of consolidation within the financial services industry.

•
A downgrade in our insurance subsidiaries’ claims paying ability or financial strength ratings could increase policy surrenders and withdrawals, adversely affecting relationships with distributors and reducing new policy sales.

•	Our insurance subsidiaries may incur losses if reinsurers are unwilling or unable to meet their obligations under reinsurance contracts.

•	Due to the structure of some of Fortegra’s commissions, it is exposed to risks related to the creditworthiness of some of its agents.

•	Our investable assets include nonperforming residential real estate mortgage loans, which have inherent risks that may be exacerbated due to geographic concentrations and reliance on third parties.

•
Changes in collateralized loan obligations (“CLO”) spreads and an adverse market environment could make it difficult for us to launch new CLOs thereby reducing management fees paid to Telos, which could adversely affect our profitability.

•	In advance of issuing and managing a new CLO, we expect to enter into warehouse agreements which may expose us to substantial risks.

•
Our real estate operating entities expose us to various operational risks, liabilities and claims that could adversely affect our ability to generate revenues or could increase our costs and could adversely affect our financial condition and results of operations.

•	Liability relating to environmental matters may decrease the value of our real estate assets.

•	Violation of fraud and abuse laws applicable to our real estate tenants, lessees and operators may jeopardize a tenant’s, lessee’s or operator’s ability to make payments to us.

•
Some of our investments are made jointly with other persons or entities, which may limit our flexibility with respect to such jointly owned investments and could, thereby, have a material adverse effect on our business, results of operations and financial condition and our ability to sell these investments.

•	The volume of our mortgage loan originations is subject to a variety of factors, which include the level of interest rates, overall conditions in the housing market and general economic trends.

•
Our mortgage business is highly dependent upon programs administered by GSEs, such as Fannie Mae and Freddie Mac, and Ginnie Mae, to generate revenues through mortgage loan sales to institutional investors. Any changes in existing U.S. government-sponsored mortgage programs could materially and adversely affect our mortgage businesses, financial condition and results of operations.

•	We may be unable to obtain sufficient capital to meet the financing requirements of our mortgage business.

•
In our mortgage business, we may sustain losses and/or be required to indemnify or repurchase loans we originated, or will originate, if, among other things, our loans fail to meet certain criteria or characteristics.

•	We may be limited in the future in utilizing net operating losses incurred during prior periods to offset taxable income.

•
A portion of our assets are illiquid or have limited liquidity, which may limit our ability to sell those assets at favorable prices or at all and creates uncertainty in connection with valuing such assets.

•	We leverage our assets and a decline in the fair value of such assets may adversely affect our financial condition and results of operations.

•
Certain of our and our subsidiaries’ assets are subject to credit risk, market risk, interest rate risk, credit spread risk, call and redemption risk and/or tax risk, and any one of these risks may materially and adversely affect the value of our assets, our results of operations and our financial condition.

•	Our risk mitigation or hedging strategies could result in our experiencing significant losses that may materially adversely affect us.

•
The values we record for certain investments and liabilities are based on estimates of fair value made by our management, which may cause our operating results to fluctuate and may not be indicative of the value we can realize on a sale.

•	Because we are a holding company, our ability to meet our obligations and pay dividends to stockholders will depend on distributions from our subsidiaries that may be subject to restrictions.

•	Some of our officers and directors currently or may in the future act as members, managers, officers, directors or employees of entities with conflicting business strategies.

•	We incur costs as a result of operating as a public company, and our management is required to devote substantial time to these compliance activities.

•	Some provisions of our charter may delay, deter or prevent takeovers and business combinations that stockholders consider in their best interests.

•	Maryland takeover statutes may prevent a change of our control, which could depress our stock price.

•	Our holding company structure with multiple lines of business, may adversely impact the market price of our Class A common stock and our ability to raise equity and debt capital.

•
The accounting rules applicable to certain of our transactions are highly complex and require the application of significant judgment and assumptions by our management. In addition, changes in accounting interpretations or assumptions could impact our financial statements.

•	Maintenance of our 1940 Act exemption imposes limits on our operations.

•	A change in law, regulation or regulatory enforcement applicable to insurance products could adversely affect our financial condition and results of operations.

•	Compliance with existing and new regulations affecting our business in regulated industries may increase costs and limit our ability to pursue business opportunities.

•	Our businesses are subject to risks related to litigation and regulatory actions.

•
Failure to protect our clients’ confidential information and privacy could result in the loss of our reputation and customers, reduction in our profitability and subject us to fines, penalties and litigation and adversely affect our results of operations and financial condition.

Principal Executive Offices
Our principal place of business is located at 780 Third Avenue, 21st Floor, New York, New York 10017 and our telephone number is (212) 446-1400. Our Internet website is at www.tiptreeinc.com. The contents of our website are not incorporated by reference into this prospectus.

The Offering

Securities Offered by the Selling Stockholders	Up to 756,046 shares of Class A common stock.
Common Stock Outstanding
As of August 7, 2017, 35,003,004 shares of Class A common stock (excluding 5,965,569 shares of Class A common stock held by subsidiaries of the registrant) and 8,049,029 shares of Class B common stock. Holders of Class A common stock and Class B common stock vote together as a single class, subject to certain exceptions, but holders of Class B common stock have no economic rights in the Company, including no right to receive dividends or other distributions, upon our liquidation or dissolution or otherwise. See “Description of Capital Stock - Common Stock” for a discussion of the circumstances under which TFP limited partners may redeem or exchange their partnership units for shares of Class A common stock. None of such additional shares of Class A common stock are covered by this prospectus.

Use of Proceeds	We will not receive any of the proceeds from the sale of Shares. The proceeds from the sale of any Shares will be received by the applicable selling stockholders.
NASDAQ Capital Market Trading Symbol	Our Class A common stock trades on the Nasdaq Capital Market under the trading symbol “TIPT”.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. Before making a decision to invest in our Class A common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our Class A common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Class A Common Stock
Our stock market price and trading volume is volatile.
The market for our Class A common stock is volatile. From January 1, 2015 to July 31, 2017, the lowest sale price of our Class A common stock was $4.74 and the highest sale price was $8.19. Our stock is subject to volatility in both price and volume arising from, among other things, market expectations, announcements regarding our business, changes in estimates and evaluations by securities analysts and general economic, market or political conditions.
Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies like us, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of Class A common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, to date, the market for our Class A common stock has been very limited. As a result, our stockholders may be unable to sell significant quantities of Class A common stock in the public trading markets without a significant reduction in the price of our Class A common stock.
Shares of Class A common stock eligible for public sale, including pursuant to this registration statement, could adversely affect our stock price.
The market price for our Class A common stock could decline as a result of sales by stockholders of a large number of shares of our Class A common stock in the market or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Of the 35,003,004 shares of Class A common stock outstanding as of August 7, 2017 (excluding 5,965,569 shares of Class A common stock held by subsidiaries of the registrant) and 8,049,029 shares of Class A common stock issuable upon exchange of TFP limited partnership units:

•	29,037,435 shares of Class A common stock generally are currently freely tradable in the public market and 5,965,569 shares of Class A common stock are held by subsidiaries of the registrant;

•
756,046 shares of Class A common stock held by selling stockholders that are included in this prospectus will be freely tradable in the public market, upon the effectiveness of the registration statement of which this prospectus forms a part;

•
8,049,029 shares of Class A common stock will be issuable upon future redemptions or exchanges of limited partnership units of TFP (including upon exercise of warrants and options), which shares are not expected to be freely tradable in the public market at the time of issuance;

In addition, the following are not outstanding but may be issued pursuant to existing RSUs and options:

•	598,882 shares of Class A common stock which are issuable pursuant to existing RSUs, subject to vesting; and

•	821,864 Class A shares, which are issuable pursuant to existing stock options, subject to vesting upon time-based and performance-based criteria.
In addition, 652,500 shares of Class A common stock may be issued pursuant to warrants held by TFP, and may be registered for resale pursuant to the terms of a Registration Rights Agreement.
The resale by the selling stockholders of the Shares covered by this registration statement and the trading of additional Class A common stock in the public market could have an adverse effect on the price of our Class A common stock and could impair our future ability to obtain capital through an offering of equity securities.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information both included and incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, acquisitions and dispositions, discussion and analysis of our future financial condition, results of operations, our strategic plans and objectives, statutory required reserves of our insurance subsidiaries, reduction in management fees paid to our specialty finance subsidiaries, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our subsidiaries’ indebtedness as it matures, anticipated capital expenditures (and access to capital) and other matters. When we use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” or similar expressions, we intend to identify forward-looking statements.
The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. You should not place undue reliance on these forward-looking statements. The cautionary statements contained or incorporated by reference into this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that we may issue. A description of risks that could cause our results to vary appears under the caption “Risk Factors” in this prospectus. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
We will not receive any of the cash proceeds from the sale of the Shares by any selling stockholders. All of the proceeds from any sales of the Shares will be received by the applicable selling stockholders.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Tiptree’s Class A common stock has traded on the NASDAQ Capital Market under the ticker symbol “TIPT” since August 9, 2013. Tiptree’s Class B common stock is not listed nor traded on any stock exchange.

Holders

As of August 7, 2017, there were 96 Class A common stockholders of record.

Stock Price and Dividends

The following table sets forth the high and low stock prices per share of our Class A common stock and the dividends declared and paid per share on our Class A common stock for the periods indicated.

2017	High Price	Low Price	Dividends
First Quarter	$7.45	$6.00	$0.03
Second Quarter	$7.60	$5.80	$0.03
Third Quarter (through August 7, 2017)	$7.20	$6.55	$0.03

2016	High Price	Low Price	Dividends
First Quarter	$6.78	$5.33	$0.025
Second Quarter	$6.82	$4.74	$0.025
Third Quarter	$6.16	$5.03	$0.025
Fourth Quarter	$7.15	$5.53	$0.025

2015	High Price	Low Price	Dividends
First Quarter	$8.01	$6.10	$0.025
Second Quarter	$8.19	$6.17	$0.025
Third Quarter	$7.47	$5.17	$0.025
Fourth Quarter	$7.50	$5.77	$0.025

The closing price of our Class A common stock as of August 7, 2017 was $6.60 per share.

Our payment of dividends in the future will be determined by our Board of Directors and will depend on business conditions, our earnings and other factors.

SELLING STOCKHOLDERS
We are registering the 756,046 Shares covered by this prospectus in order to permit the selling stockholders to offer such shares for resale from time to time. The term “selling stockholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale-related transfer from the selling stockholders.
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the selling stockholders as of August 14, 2017. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. The table below assumes that all offered shares are sold. However, we do not know when or in what amounts any selling stockholder may offer its shares for sale under this prospectus, if at all.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the selling stockholder actually owns beneficially or of record;

•
all shares over which the selling stockholder has or shares voting or investment control (such as in the capacity as a general partner of an investment fund); and all shares the selling stockholder has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering	Percentage (%) of Shares of Class A Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Class A Common Stock Beneficially Owned After Offering	Percentage (%) of Shares of Class A Common Stock Beneficially Owned After Offering(1)
Richard Blass	31,567	*	14,540	17,027	*
Hugh Miller	31,567	*	14,540	17,027	*
Lee Miller	31,567	*	14,540	17,027	*
Marc Miller	31,567	*	14,540	17,027	*
Reliance Investors LLC(2)	2,327,646	8.02%	697,886	1,629,760	5.61%
* Less than 1%.
Notes:
(1) Percentages are based on 29,037,435 shares of Class A common stock outstanding as of August 7, 2017 (excluding 5,965,569 shares of Class A common stock held by subsidiaries of the registrant).
(2) The shares beneficially owned by Reliance Investors LLC (“Reliance Investors”) may be deemed to be beneficially owned by Wexford Capital LP (“Wexford Capital”), which is the manager of Reliance Investors, Wexford GP LLC (“Wexford GP”), which is the General Partner of Wexford Capital, by Charles E. Davidson in his capacity as Chairman and managing member of Wexford Capital and by Joseph M. Jacobs in his capacity as President and managing member of Wexford Capital.  Each of Wexford Capital, Wexford GP, Mr. Davidson and Mr. Jacobs disclaims beneficial ownership of the shares beneficially owned by Reliance Investors except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in each member of Reliance Investors.
Material Relationships Between the Company and the Selling Stockholders
Reliance Investors LLC, Richard Blass, Hugh Miller, Lee Miller and Marc Miller (collectively, the “Reliance Selling Stockholders”) received the Shares on August 10, 2017 as an annual earn-out consideration in connection with Tiptree’s acquisition of all of the outstanding equity interests of Reliance in accordance with that certain Securities Purchase Agreement, dated as of November 24, 2014 as amended by the First Amendment to the Securities Purchase Agreement, dated July 1, 2015 by and among the buyer group parties thereto and the seller parties thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Tiptree agreed to register any shares granted to the Reliance Selling Stockholders as earn-out consideration. Wexford Capital, an affiliate of Reliance Investors LLC, has the right to appoint one director to the board of Reliance until July 1, 2018. Hugh Miller is President and Chief Executive Officer and a director of Reliance. Richard Blass is Executive Vice President and Chief Financial Officer and a director of Reliance. Lee Miller is Executive Vice President, Chief Credit Officer and Treasurer of Reliance. Marc Miller is Executive Vice President, General Counsel and Secretary of Reliance. Other than indicated above, the selling stockholders have not had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table above.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is only a summary. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you and is qualified in its entirety by the provisions of our articles of amendment and restatement, which we refer to as our “charter,” and bylaws, copies of which are filed with the SEC and incorporated by reference in this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
General
Our charter provides that we may issue up to 200,000,000 shares of Class A common stock, 50,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock, each having a par value of $0.001 per share. As of August 7, 2017, 35,003,004 shares of our Class A common stock were issued and outstanding (excluding 5,965,569 shares of Class A common stock held by subsidiaries of the registrant), 8,049,029 shares of our Class B common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, subject to certain restrictions. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.
Common Stock
All shares of our Class A common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. All shares of our Class B common stock have equal voting rights but no economic rights (including no right to receive dividends or other distributions upon our liquidation, dissolution or otherwise), and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our Class A common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our Class A common stock generally have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter described below. In the event of our liquidation, dissolution or winding up, each share of our Class A common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.
Subject to our charter restrictions on the voting of our stock and except with respect to any amendment to our charter (including any articles supplementary relating to any series of preferred stock) that relates solely to the terms of one or more outstanding classes or series (but not to all outstanding classes or series) of common stock (other than, in the case of shares of Class A common stock, the Class A common stock and, in the case of shares of Class B common stock, the Class B common stock) or preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to our charter (including any articles supplementary relating to any series of preferred stock) or pursuant to the Maryland General Corporation Law, each share of our Class A common stock entitles the holder to one vote and each share of our Class B common stock entitles the holder to the number of votes equal to the product of (x) the total number of common units of Operating Company held of record by such holder multiplied by (y) the Redemption Rate (as defined in the Operating Agreement of the Operating Company and which is currently 1 for 1), in each case on all matters submitted to a vote of stockholders, including the election of directors. Notwithstanding the foregoing, our bylaws provide that shares of our capital stock directly or indirectly owned by us shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by us in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time. Holders of our Class A common stock and Class B common stock will vote together as a single class, subject to certain exceptions. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors.
The Operating Agreement also provides that holders of membership interests of the Operating Company, other than the Company, will have the right to cause Operating Company to redeem their membership interests for a number of shares of Class A Common Stock at the Redemption Rate. However, the Company, at its sole option and discretion, has the right to deliver to the redeeming holder a cash amount (or a combination of cash and shares) based on the market value of the Class A Common Stock on the date of redemption. Upon redemption of each membership interest, one share of Class B Common Stock held by the redeeming holder will be transferred to the Company for cancellation for no consideration.
In addition, we are currently permitting holders of TFP limited partnership units to exchange their units directly for shares of Class A common stock. However, we may discontinue exchanges at any time or from time to time or instead pay a cash amount based on the average daily trading volume for the ten days prior to the redemption date (or a combination of cash and Class A common stock) in lieu thereof.
Power to Reclassify Shares of Our Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Common Stock and Preferred Stock
We believe that the power of our board of directors to amend the charter from time to time without stockholder approval to increase or decrease the total number of authorized shares of our stock or the number of authorized shares of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as additional shares of our existing Class A and Class B common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our Class A common stock or otherwise be in their best interests.
Action by Written Consent
Our charter provides that stockholders may take action without a meeting by unanimous written or electronic consent (except that any action required or permitted to be taken by the holders of Class B common stock, voting separately as a class, or, to the extent expressly permitted by the articles supplementary relating to one or more series of preferred stock, by the holders of such series of preferred stock, voting separately as a series, may be taken without a meeting by such class or series, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such class or series entitled to vote thereon were present and voted).
Classified Board
Our charter provides that our board is classified, with respect to the terms for which directors severally hold office, into three classes. The directors elected at each annual meeting of the Company are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.
On December 22, 2014, we elected to be subject to Section 3-804(c) of Title 3, Subtitle 8 (the “Election”) of the Maryland General Corporation Law (the “MGCL”). As a result of the Election, the board has the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board, and any director elected by the board to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.
Ownership Restrictions
We are subject to applicable state insurance laws and regulations as a result of our ownership of regulated insurance companies. To satisfy the requirements of applicable state insurance regulators, our charter includes provisions restricting any person that, together with its affiliates, has beneficial ownership of 9.8% or more of our voting securities from voting in excess of 9.8% of our voting securities. Our charter specifically exempts from these restrictions any capital stock beneficially owned by TFP and its affiliates, or any other stockholder who acquires beneficial ownership of 9.8% or more of our capital stock that has been approved by the Pennsylvania Insurance Commissioner, the Superintendent of the New York Department of Financial Services and any other applicable state insurance commissioner.
Special Statutory Requirements for Certain Transactions
The summaries of the following statutes do not purport to be complete and are subject to, and qualified in their entirety by reference to, the applicable provisions of the Maryland General Corporation Law.
Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter under the Maryland

Control Share Acquisition Act. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third; one-third or more but less than a majority; or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which such stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.
An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Our bylaws contain a provision exempting from the control share statute any and all acquisitions by any person of our shares of stock. Our board of directors has also adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination statute, provided that the business combination is first approved by the board of directors. However, our board of directors may amend or eliminate this provision in our bylaws regarding the control share statute or amend or repeal this resolution regarding the business combination statute. If our board takes such action in the future, the control share and business combination statutes may prevent or discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Exclusive Forum Bylaw
The Company’s bylaws contain a forum selection provision for the adjudication of certain disputes. The bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a duty owed by any director or officer or other employee of the Company to the Company or the stockholders of the Company, any action asserting a claim against the Company or any director, officer or employee of the Company arising pursuant to any provision of the Maryland General Corporation Law, the Company’s charter or the Company’s bylaws, or any action asserting a claim against the Company or any director or officer or employee of the Company that is governed by the internal affairs doctrine.
Transfer Agent and Registrar
The transfer agent and registrar for our shares of Class A common stock is Broadridge Financial Solutions, Inc.

PLAN OF DISTRIBUTION

Shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their Shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to or through underwriters or agents;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on the Nasdaq Capital Market or any other national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.
In addition, any Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold by the selling stockholders under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell the Class A common stock short and redeliver the Shares to close out such short positions. No selling stockholder has informed the Company that such selling stockholder has an existing short position in the Company’s Class A common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares of Class A common stock hereunder against certain liabilities, including liabilities arising under the Securities Act.

In offering the Shares covered by this prospectus to be sold by the selling stockholders, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling stockholders and their respective affiliates.
At the time a particular offer of Shares is made by a selling stockholder, if required, a prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.
Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “TIPT.” We will pay all expenses of the registration of the shares of Class A common stock covered by this prospectus. There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.
LEGAL MATTERS
The validity of the shares of Class A common stock offered by this prospectus has been passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements and schedule of Tiptree Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that management excluded two of Care’s managed properties acquired during the quarter ended March 31, 2016 and the one Care managed property acquired during the quarter ended September 30, 2016, with total assets of $83.4 million and total revenues of $10.9 million, from its evaluation of internal control over financial reporting for the year ended December 31, 2016. KPMG LLP’s audit of internal control over financial reporting of Tiptree Inc. also excluded an evaluation of the internal control over financial reporting of the above referenced three Care managed properties.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. We incorporate by reference into this prospectus the documents listed below, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus.

We hereby incorporate by reference the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed by the Company with the SEC on March 13, 2017;

•
Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2017 (File No. 001-33549), that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 13, 2017;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed by the Company with the Commission on June 6, 2017;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2017, filed by the Company with the Commission on August 7, 2017; and

•
Current Reports filed on Form 8-K or Form 8-K/A filed by the Company with the Commission on January 4, 2017; April 26, 2017; May 10, 2017; May 16, 2017; June 6, 2017; June 23, 2017; August 7, 2017 and August 14, 2017.

•
The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 8, 2013 including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference herein but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing to us at Tiptree Inc., 780 Third Avenue, 21st Floor, New York, New York 10017, Attn: Secretary, or by calling our corporate number at (212) 446-1400.

756,046 shares of
Class A Common Stock

PROSPECTUS
, 2017

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

SEC registration fee	$583
Accounting fees and expenses	$50,000
Legal fees and expenses	$50,000
Printing and mailing expenses	$10,000
Other	$417
Total	$111,000
Item 15. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
Our charter also requires the Company, to the maximum extent permitted by Maryland law, to indemnify and hold harmless any present or former director or officer of the Company (or a predecessor of the Company) or any individual who, while a director or officer of the Company and at the request of the Company (or its predecessor), serves as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, from and against any expenses, liability and loss (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such individual in connection with any proceeding in which the individual is named, or threatened to be named, a party in any such capacity. The Company may also be obligated to pay or reimburse such individual’s expenses in advance of the final disposition of any proceeding.
Our bylaws require the Company, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to (i) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director and at the request of the Company, serves or served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Upon approval of the Company’s board of directors, the Company may indemnify and advance expenses to a person who served a predecessor of the Company in any of the foregoing capacities and to any employee or agent of the Company (or its predecessors).
We also maintain directors’ and officers’ liability insurance, which provides coverage to our directors and officers for certain liabilities.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Item 16. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 14, 2017.

Tiptree Inc.
By:	/s/ Jonathan Ilany
Jonathan Ilany
Chief Executive Officer
POWER OF ATTORNEY
The Registrant and each person whose signature appears below hereby appoint Jonathan Ilany, Sandra Bell and Neil C. Rifkind, and each of them, as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on August 14, 2017.

Signature	Title	Date

/s/ Michael G. Barnes Michael G. Barnes	Executive Chairman and Director (Principal Executive Officer)	August 14, 2017

/s/ Jonathan Ilany Jonathan Ilany	Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2017

/s/ Sandra Bell Sandra Bell	Chief Financial Officer (Principal Financial Officer)	August 14, 2017

/s/ Timothy Schott Timothy Schott	Principal Accounting Officer	August 14, 2017

/s/ Paul M. Friedman Paul M. Friedman	Director	August 14, 2017

/s/ Lesley Goldwasser Lesley Goldwasser	Director	August 14, 2017

/s/ John E. Mack John E. Mack	Director	August 14, 2017

/s/ Bradley E. Smith Bradley E. Smith	Director	August 14, 2017

EXHIBIT INDEX

3.1
Fourth Articles of Amendment and Restatement of the Registrant, effective July 1, 2013 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2
Fourth Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

3.3
Articles Supplementary of the Registrant, dated December 29, 2014 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on December 29, 2014 and herein incorporated by reference).

3.4
Articles of Amendment of the Registrant, effective as of December 30, 2016 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference).

4.1
Form of Certificate for Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 4, 2017 and herein incorporated by reference.

4.2
Amended and Restated Limited Liability Company Agreement of Tiptree Operating Company, LLC, dated July 1, 2013 (previously filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on July 2, 2013 and herein incorporated by reference).

4.3
First Amendment to the Amended and Restated Limited Liability Company Agreement of Tiptree Operating Company, LLC, dated January 1, 2016 (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on January 7, 2016 and herein incorporated by reference).

4.4
Registration Rights Agreement, dated July 1, 2013, between the Registrant and Tiptree Financial Partners, L.P. (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on July 2, 2013 and herein incorporated by reference).

4.5
Registration Rights Agreement by and between the Registrant and Tiptree Financial Partners, L.P., dated as of March 16, 2010 (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on March 16, 2010 and herein incorporated by reference).

5.1*	Opinion of Venable LLP

10.1
Warrant to Purchase Common Stock, dated as of September 30, 2008 (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on October 2, 2008 and herein incorporated by reference).

10.2**
Registrant’s 2017 Omnibus Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (File No. 001-218827), filed on June 19, 2017 and herein incorporated by reference).

10.3**
Form of Non-Qualified Stock Option Agreement under the Registrant’s 2017 Omnibus Incentive Plan (previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 (File No. 001-218827), filed on June 19, 2017 and herein incorporated by reference).

10.4**
Form of Restricted Stock Unit Agreement under the Registrant’s 2017 Omnibus Incentive Plan (annual vesting) (previously filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-8 (File No. 001-218827), filed on June 19, 2017 and herein incorporated by reference).

10.5**
Form of Restricted Stock Unit Agreement under the Registrant’s 2017 Omnibus Incentive Plan (cliff vesting) (previously filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-8 (File No. 001-218827), filed on June 19, 2017 and herein incorporated by reference).

10.6**
Registrant’s 2013 Omnibus Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on November 12, 2013 and herein incorporated by reference).

10.7**
Form of Non-Qualified Stock Option Agreement under the Registrant’s 2013 Omnibus Incentive Plan (2015) (previously filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File No. 001-33549), filed on March 15, 2016 and herein incorporated by reference).

10.8**
Form of Non-Qualified Stock Option Agreement under the Registrant’s 2013 Omnibus Incentive Plan (2016) (filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-33549), filed on March 13, 2017 and herein incorporated by reference).

10.9**
Form of Restricted Stock Unit Agreement under the Registrant’s 2013 Omnibus Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K (File No. 001-33549), filed on March 13, 2017 and herein incorporated by reference).

10.10
Form of Indemnification Agreement (previously filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference).

10.11
Transition Services Agreement, dated as of June 30, 2012, among Tiptree Asset Management Company, LLC, Tricadia Holdings, L.P. and Tiptree Operating Company, LLC (as assignee of Tiptree Financial Partners, L.P.) (previously filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33549), filed on August 13, 2013 and herein incorporated by reference).

10.12
Credit Agreement, dated as of September 18, 2013, between Tiptree Operating Company, LLC and Fortress Credit Corp. as Lender, Administrative Agent, Collateral Agent and Lead Arranger (previously filed as Exhibit 10.1 to Form 8-K (File No. 001-33549), filed September 20, 2013 and herein incorporated by reference).

10.13
First Amendment to Credit Agreement, dated January 26, 2015, by and among Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto (previously filed as Exhibit 10.1 to Form 8-K (File No. 001-33549), filed January 27, 2015 and herein incorporated by reference).

10.14
Second Amendment to Credit Agreement, dated August 3, 2015, by and among Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto (previously filed as Exhibit 10.1 to Form 8-K (File No. 001-33549), filed August 7, 2015 and herein incorporated by reference).

10.15
Third Amendment to Credit Agreement, dated January 14, 2016, by and among Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto (previously filed as Exhibit 10.1 to Form 8-K (File No. 001-33549), filed January 14, 2016 and herein incorporated by reference).

10.16
Fourth Amendment to Credit Agreement, dated June 24, 2016, by and among Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto (previously filed as Exhibit 10.1 to Form 8-K (File No. 001-33549), filed June 24, 2016 and herein incorporated by reference).

10.17
Stock Purchase Agreement by and among Reliance Holdings, LLC, Tiptree Operating Company, LLC, the Registrant, Reliance First Capital, LLC and each equityholder of Reliance First Capital, LLC, dated as of November 24, 2014 (previously filed as Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-33549), filed on March 31, 2015 and herein incorporated by reference).

10.18
Second Amendment to the Securities Purchase Agreement by and among Reliance Holdings, LLC, Tiptree Operating Company, LLC, the Registrant, Reliance First Capital, LLC and each equityholder of Reliance First Capital, LLC, dated as of August 4, 2015 (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on August 7, 2015 and herein incorporated by reference).

10.19
Stock Purchase Agreement, dated June 23, 2016, by and among Caroline Holdings LLC, the Registrant, New York Marine and General Insurance Company, Gotham Insurance Co., South West Marine & General Insurance Co. and ProSight Specialty Insurance Group, Inc. (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on June 23, 2016 and herein incorporated by reference).

10.20
Stock Purchase Agreement, dated September 14, 2016, by and among Caroline Holdings LLC, the Registrant and Nomura Securities Co., Ltd. (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on September 14, 2016 and herein incorporated by reference).

10.21
Stock Purchase Agreement, dated June 21, 2017, by and among Caroline Holdings LLC, Tiptree Inc. and Nomura Securities Co., Ltd. (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on June 23, 2017 and herein incorporated by reference).

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-33549), filed on March 13, 2017 and herein incorporated by reference).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to the Registration Statement).
* Filed herewith.
** Denotes a management contract or compensatory plan, contract or arrangement.